Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES SECOND FISCAL QUARTER FINANCIAL RESULTS

—  Fiscal Q2 Net Sales Increased 48.2% Over Prior Year  —

—  Sleepy’s Integration Continues to Progress As Planned  —

HOUSTON, September 9, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced its financial results for the second fiscal quarter (13 weeks) ended August 2, 2016.  Net sales for the second fiscal quarter increased 48.2% over the prior year period to $980.0 million, reflecting incremental sales from acquired and new stores, partially offset by a comparable-store sales decline of 1.1%. The Company reported second fiscal quarter earnings (loss) per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $(0.06), and EPS on a non-GAAP adjusted basis, excluding acquisition-related costs, fixed asset impairment costs, ERP system implementation training costs and severance charges (“Adjusted”), of $0.51.  Excluding the non-cash amortization of tradenames, Adjusted EPS excluding Tradename Amortization was $0.57.

Expected diluted EPS on a GAAP basis, adjusted basis and adjusted basis excluding tradename amortization are reconciled in the table below:

Second Fiscal Quarter Reconciliation of GAAP to Adjusted EPS and Adjusted EPS Excluding Tradename Amortization **

See “Reconciliation of Reported GAAP to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2015	August 2, 2016	August 4, 2015	August 2, 2016
GAAP Diluted EPS	$0.61	$(0.06)	$0.77	$(3.27)
Adjustments
Intangible asset impairment charge (1)	—	—	—	2.32
Acquisition-related costs (2)	0.03	0.40	0.19	0.92
Fixed asset impairment charge(3)	0.01	0.09	0.01	0.24
ERP system implementation training costs (4)	—	0.01	0.01	0.01
Secondary offering costs (5)	0.01	—	0.01	—
Other expenses (6)	0.01	0.07	0.01	0.10
Adjusted Diluted EPS*	$0.67	$0.51	$1.00	$0.34
Tradename amortization (7)	0.01	0.06	0.02	0.14
Adjusted Diluted EPS Exluding Tradename Amortization*	$0.68	$0.57	$1.02	$0.48

*                 Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

**          Reported sales results and expected GAAP and Adjusted EPS are preliminary and remain subject to adjustment until the filing of the Company’s Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission.

“We remain excited about the future opportunities for our business as we build a national chain in the U.S,” commented Steve Stagner, executive chairman and chairman of the board.  “We are also moving towards the completion of our transaction with Steinhoff, and believe Steinhoff is the ideal long-term partner for our customers, employees, suppliers and other stakeholders.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Preliminary Second Quarter Financial Summary

•                  Net sales for the second fiscal quarter increased 48.2% as compared with the comparable prior year period to $980.0 million, reflecting incremental sales from acquired and new stores, partially offset by a comparable-store sales decline of 1.1%. Comparable-store sales growth in the prior year period was 2.8%.

•                  The Company opened 59 new stores and closed 49 stores, bringing the total number of Company-operated stores to 3,482 as of the end of the fiscal quarter.

•                  Income from operations was $22.5 million. Excluding a total of $33.2 million of acquisition-related costs, fixed asset impairment costs, ERP system implementation training costs, loss on disposal of properties and severance charges, Adjusted income from operations was $55.7 million, as compared with $48.6 million for the comparable prior year period.  Adjusted operating income margin was 5.7% of net sales as compared to 7.4% in the second fiscal quarter of 2015, and included a 260 basis-point decline in gross margin, a 50 basis-point improvement in general and administrative expense leverage and a 40 basis-point increase from sales and marketing expense leverage. Please refer to “Reconciliation of Reported GAAP to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net loss attributable to Mattress Firm Holding Corp. was $2.2 million and GAAP EPS was $(0.06).  Excluding $21.2 million, net of income taxes, of acquisition-related costs, fixed asset impairment costs, ERP system implementation training costs, loss on disposal of properties and severance charges, Adjusted net income was $19.0 million and Adjusted EPS was $0.51. Please refer to “Reconciliation of Reported GAAP to Adjusted Statements of Operations Data” for a reconciliation of net income (loss) and GAAP EPS to Adjusted net income (loss) and Adjusted EPS, respectively, and other information.

For the full fiscal year-to-date:

•                  Net sales increased $595.8 million, or 48.7%, to $1,819.4 million, for the two fiscal quarters (twenty-six weeks) ended August 2, 2016, from $1,223.6 million in the comparable year period, reflecting incremental sales from acquired and new stores, partially offset by a comparable-store sales decline of 1.1%. Comparable-store sales growth in the prior year comparable period was 2.1%.

•                  The Company acquired 1,065 stores, opened 144 new and closed 86 stores during the first two fiscal quarters of fiscal 2016, adding 1,123 net store units.

•                  Loss from operations was $145.2 million, for the two fiscal quarters ended August 2, 2016. Excluding $214.6 million of intangible asset impairment charges, acquisition-related costs, fixed asset impairment costs, ERP system implementation training costs, loss on disposal of properties and severance charges, Adjusted income from operations was $69.4 million for the two fiscal quarters ended August 2, 2016, as compared with $77.6 million for the comparable prior year period. Adjusted operating income margin was 3.8% of net sales as compared with 6.3% in fiscal 2015, and included a 260 basis-point decline in gross margin, a 20 basis-point decrease from sales and marketing expense deleverage, a 10 basis-point decline in franchise fees and royalty income, partially offset by a 40 basis-point improvement in general and administrative expense leverage. Please refer to “Reconciliation of Reported GAAP to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net loss attributable to Mattress Firm Holding Corp. was $121.4 million for the two fiscal quarters ended August 2, 2016 and GAAP EPS was $(3.27). Excluding $134.0 million, net of income taxes, of intangible asset impairment charges, acquisition-related costs, fixed asset impairment costs, ERP system implementation training costs and severance charges, Adjusted net income was $12.6 million for the two fiscal quarters and Adjusted

EPS was $0.34. Please refer to “Reconciliation of Reported GAAP to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

Balance Sheet

The Company had cash and cash equivalents of $13.6 million on August 2, 2016, the end of the fiscal second quarter.  Net cash provided by operating activities was $81.1 million for the two fiscal quarters ended August 2, 2016. As of August 2, 2016, there were $40.0 million in borrowings outstanding under the revolving portion of the Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission) and approximately $12.3 million in outstanding letters of credit, with additional borrowing capacity of $114.4 million.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen and twenty-six weeks ended August 2, 2016 as compared to the corresponding prior year period were as follows (in millions):

	Progression in Net Sales
	Thirteen Weeks	Twenty-Six Weeks
	Ended	Ended
	August 2, 2016	August 2, 2016
Net sales for prior year period	$661.1	$1,223.6
Increase (Decrease) in Net Sales
Comparable-store sales	(6.9)	(13.0)
New stores	70.1	129.8
Acquired stores	268.7	500.0
Closed stores	(13.0)	(21.0)
Increase in net sales, net	318.9	595.8
Net sales for current year period	$980.0	$1,819.4
% increase	48.2%	48.7%

Historically the Company has provided the composition of net sales by major category of product and services, including conventional mattresses, specialty mattresses, furniture and accessories, and delivery service revenue. Given the growth of the “hybrid” mattress category, which includes characteristics of both conventional and specialty mattresses, the Company will be providing detail on the composition of mattress sales (excluding foundations) by retail price band going forward.  The composition of mattress sales (excluding foundations) for the Mattress Firm banner by retail price point were as follows:

	Fifty-Three	Fifty-Two	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
Mattress Price Point	February 3, 2015	February 2, 2016	August 4, 2015	August 2, 2016
<$500	13.3%	14.3%	13.8%	14.9%
$500-$1,000	20.0%	21.2%	20.3%	19.8%
$1,000-$2,000	31.9%	25.7%	24.8%	25.5%
>$2,000	34.8%	38.8%	41.1%	39.7%
Total	100.0%	100.0%	100.0%	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Thirteen Weeks	Twenty-Six Weeks
	Ended	Ended
	August 2, 2016	August 2, 2016
Store units, beginning of period	3,472	2,359
New stores	59	144
Acquired stores	—	1,065
Closed stores	(49)	(86)
Store units, end of period	3,482	3,482

As previously announced, on August 6, 2016, the Company entered into an Agreement and Plan of Merger with Steinhoff International Holdings N.V. (“Steinhoff”). Due to the proposed acquisition, the Company will not be updating its outlook for fiscal 2016 and will not be holding a conference call to discuss its second quarter fiscal 2016 results. The acquisition is expected to close by or around the end of the third calendar quarter, subject to satisfaction of a majority tender condition and other closing conditions.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to GAAP and Adjusted EPS and the expected timing and closing of the proposed acquisition of the Company by Steinhoff, are subject to various risks and uncertainties.  The risks and uncertainties which may affect GAAP and Adjusted EPS and other measures of our financial performance, include but are not limited to, downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our largest stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; and risks related to our stock. The risks and uncertainties to which our statements regarding the proposed Steinhoff acquisition are subject concern Steinhoff’s ability to complete the acquisition on the proposed terms and schedule, and include, but are not limited to, risks and uncertainties related to the satisfaction of closing conditions such as, without limitation, Company stockholders not tendering shares in the tender offer; the possibility that competing offers will be made; that a material adverse effect occurs with respect to the Company; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the outcome of legal proceedings that may be instituted against the Company.  All of the forward looking statements that are made in this press release are subject to those other risks and uncertainties set forth under “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended May 3, 2016 and our Annual Report on Form 10-K for the fiscal year ended February 2, 2016, which are filed with the U.S. Securities and Exchange Commission (“SEC”) and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the Senior Credit Facility, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses and new stores in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income (loss) determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	August 2,	August 4,	August 2,
	2015	2016	2015	2016
Net income (loss)	$21,881	$(1,767)	$27,359	$(120,435)
Income tax expense (benefit)	13,678	(408)	16,778	(73,207)
Interest expense, net	10,046	24,670	20,299	48,437
Depreciation	14,752	22,615	28,746	43,373
Intangible assets and other amortization	1,366	4,567	2,703	9,791
EBITDA	61,723	49,677	95,885	(92,041)
Intangible asset impairment charge	—	—	—	138,726
Loss on store closings and impairment of store assets	1,173	7,066	1,468	16,659
Loss (gain) from disposals of property and equipment	30	1,676	(14)	1,088
Stock-based compensation	2,050	1,392	3,880	2,923
Secondary offering costs	169	—	480	—
Vendor new store funds (a)	223	(564)	611	(19)
Acquisition-related costs (b)	2,021	23,265	11,195	54,834
Other (c)	121	(421)	784	1,892
Adjusted EBITDA	$67,510	$82,091	$114,289	$124,062

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $0.1 million and $2.2 million of reduction of workforce severance expense incurred during the thirteen and twenty-six weeks ended August 2, 2016, $0.7 million of ERP system implementation training costs incurred during the twenty-six weeks ended August 4, 2015 and $0.5 million of ERP system implementation training costs incurred during the thirteen and twenty-six weeks ended August 2, 2016.

Adjusted EPS and the other “Adjusted” data provided in this press release, including Adjusted EPS Excluding Tradename Amortization, are considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported GAAP to Adjusted Statements of Operations Data”.

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	February 2,	August 2,
	2016	2016

Assets
Current assets:
Cash and cash equivalents	$1,778	$13,587
Accounts receivable, net	64,923	78,673
Inventories	161,190	253,105
Prepaid expenses and other current assets	55,176	126,738
Total current assets	283,067	472,103
Property and equipment, net	317,451	455,863
Intangible assets, net	214,942	99,038
Goodwill	826,728	1,490,167
Other noncurrent assets, net	16,496	22,291
Total assets	$1,658,684	$2,539,462

Liabilities
Current liabilities:
Notes payable and current maturities of long-term debt	$8,664	$16,284
Accounts payable	164,686	274,325
Accrued liabilities	83,869	179,592
Customer deposits	20,028	43,084
Total current liabilities	277,247	513,285
Long-term debt, net of current maturities	675,033	1,340,286
Deferred income tax liability	52,299	47,196
Other noncurrent liabilities	142,623	161,478
Total liabilities	1,147,202	2,062,245

Commitments and contingencies

Equity
Common stock, $0.01 par value; 120,000,000 shares authorized; 35,356,859 and 35,294,568 shares issued and outstanding at February 2, 2016; and 37,297,201 and 37,228,002 shares issued and outstanding at August 2, 2016, respectively	353	372
Additional paid-in capital	447,357	516,004
Accumulated retained earnings (deficit)	63,772	(57,590)
Total Mattress Firm Holding Corp. equity	511,482	458,786
Noncontrolling interest	—	18,431
Total equity	511,482	477,217
Total liabilities and equity	$1,658,684	$2,539,462

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 4,	% of	August 2,	% of	August 4,	% of	August 2,	% of
	2015	Sales	2016	Sales	2015	Sales	2016	Sales
Net sales	$661,064	100.0%	$980,011	100.0%	$1,223,618	100.0%	$1,819,403	100.0%
Cost of sales	403,557	61.0%	625,495	63.8%	764,840	62.5%	1,199,112	65.9%
Gross profit from retail operations	257,507	39.0%	354,516	36.2%	458,778	37.5%	620,291	34.1%
Franchise fees and royalty income	1,285	0.1%	1,076	0.1%	2,400	0.2%	2,198	0.1%
Total gross profit	258,792	39.1%	355,592	36.3%	461,178	37.7%	622,489	34.2%
Operating expenses:
Sales and marketing expenses	169,121	25.5%	246,367	25.1%	301,017	24.6%	450,404	24.8%
General and administrative expenses	42,893	6.5%	79,664	8.2%	94,257	7.7%	161,905	8.9%
Intangible asset impairment charge	—	0.0%	—	0.0%	—	0.0%	138,726	7.6%
Loss on store closings and impairment of store assets	1,173	0.2%	7,066	0.7%	1,468	0.1%	16,659	0.9%
Total operating expenses	213,187	32.2%	333,097	34.0%	396,742	32.4%	767,694	42.2%
Income (loss) from operations	45,605	6.9%	22,495	2.3%	64,436	5.3%	(145,205)	-8.0%
Other expense:
Interest expense, net	10,046	1.5%	24,670	2.5%	20,299	1.7%	48,437	2.6%
Income (loss) before income taxes	35,559	5.4%	(2,175)	-0.2%	44,137	3.6%	(193,642)	-10.6%
Income tax expense (benefit)	13,678	2.1%	(408)	0.0%	16,778	1.4%	(73,207)	-4.0%
Net income (loss)	21,881	3.3%	(1,767)	-0.2%	27,359	2.2%	(120,435)	-6.6%
Net income attributable to noncontrolling interest	—	0.0%	432	0.0%	—	0.0%	927	0.1%
Net income (loss) attributable to Mattress Firm Holding Corp	21,881	3.3%	(2,199)	-0.2%	27,359	2.2%	(121,362)	-6.7%

Basic net income (loss) per common share	$0.62		$(0.06)		$0.78		$(3.27)
Diluted net income (loss) per common share	$0.61		$(0.06)		$0.77		$(3.27)

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	35,188,368		37,201,842		35,167,565		37,126,890
Effect of dilutive securities:
Stock options	319,819		—		332,038		—
Restricted shares	92,108		—		84,421		—
Diluted weighted average shares outstanding	35,600,295		37,201,842		35,584,024		37,126,890

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Statements of Comprehensive Income

(In thousands)

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	August 2,	August 4,	August 2,
	2015	2016	2015	2016
Net income (loss)	$21,881	$(1,767)	$27,359	$(120,435)
Unrealized loss on cash flow hedge, net of tax benefit of $0 and $44, $0 and $0, respectively	—	(71)	—	—
Other comprehensive income (loss), net of tax	$21,881	$(1,838)	$27,359	$(120,435)
Comprehensive income attributable to noncontrolling interest	—	432	—	927
Comprehensive income (loss) attributable to Mattress Firm Holding Corp.	$21,881	$(2,270)	$27,359	$(121,362)

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Twenty-Six Weeks Ended
	August 4,	August 2,
	2015	2016
Cash flows from operating activities:
Net income (loss)	$27,359	$(120,435)
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	28,746	43,373
Loan fee and other amortization	3,797	14,023
(Gain) loss from disposals of property and equipment	(14)	1,088
Deferred income tax expense (benefit)	3,766	(32,500)
Stock-based compensation	4,352	4,098
Intangible asset impairment	—	138,726
Loss on store closings and impairment of store assets	1,468	16,659
Construction allowances from landlords	5,913	6,803
Excess tax benefits associated with stock-based awards	(915)	(162)
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(3,515)	(12,909)
Inventories	4,400	(7,351)
Prepaid expenses and other current assets	(5,952)	(48,266)
Other assets	(2,307)	(1,112)
Accounts payable	11,310	40,643
Accrued liabilities	9,455	26,459
Customer deposits	6,664	6,426
Other noncurrent liabilities	24,628	5,526
Net cash provided by operating activities	119,155	81,089
Cash flows from investing activities:
Purchases of property and equipment	(68,480)	(55,825)
Sales of property and equipment	—	74,262
Business acquisitions, net of cash acquired	119	(725,031)
Net cash used in investing activities	(68,361)	(706,594)
Cash flows from financing activities:
Proceeds from issuance of debt	58,000	799,100
Principal payments of debt	(114,302)	(160,607)
Debt issuance costs	—	(28,066)
Proceeds from issuance of common stock	—	25,000
Proceeds from exercise of common stock options	1,755	2,859
Excess tax benefits associated with stock-based awards	915	162
Purchase of vested stock-based awards	—	(284)
Distributions to noncontrolling interest partner	—	(850)
Net cash (used in) provided by financing activities	(53,632)	637,314
Net (decrease) increase in cash and cash equivalents	(2,838)	11,809
Cash and cash equivalents, beginning of period	13,475	1,778
Cash and cash equivalents, end of period	$10,637	$13,587
Cash paid for:
Interest	$20,070	$42,026
Income taxes	$6,038	$2,423
Supplemental disclosure of noncash investing and financing activity:
Capital expenditures included in accounts payable and accruals at end of period	$6,933	$5,450
Capital leases	$—	$9,546
Equity issued in acquisition	$—	$36,831

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported GAAP to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	August 4, 2015					August 2, 2016
								Net (Loss)
			Net Income					Income
		Income	Attributable				Income	Attributable
	Income	Before	to Mattress	Diluted		Income	Before	to Mattress	Diluted
	From	Income	Firm Holding	Weighted	Diluted	From	Income	Firm Holding	Weighted	Diluted
	Operations	Taxes	Corp.	Shares	EPS*	Operations	Taxes	Corp.	Shares	EPS*
As Reported	$45,605	$35,559	$21,881	35,600,295	$0.61	$22,495	$(2,175)	$(2,199)	37,201,842	$(0.06)
% of sales	6.9%	5.4%	3.3%			2.3%	-0.2%	-0.2%
Adjustments
Acquisition-related costs (2)	2,021	2,021	1,246	—	0.03	23,265	23,265	15,038	—	0.40
Fixed asset impairment charge(3)	735	735	452	—	0.01	5,524	5,524	3,476	—	0.09
ERP system implementation training costs (4)	—	—	—	—	—	547	547	342	—	0.01
Secondary offering costs (5)	169	169	169	—	0.01	—	—	—	—	—
Other expenses (6)	116	116	71	—	0.01	3,781	3,781	2,367	—	0.07
Diluted share count adjustment(8)	—	—	—	—	—	—	—	—	154,924	—
Total adjustments	3,041	3,041	1,938	—	0.06	33,117	33,117	21,223	154,924	0.57
As Adjusted	$48,646	$38,600	$23,819	35,600,295	$0.67	$55,612	$30,942	$19,024	37,356,766	$0.51
% of sales	7.4%	5.8%	3.6%			5.7%	3.2%	1.9%
Tradename amortization (7)	496	496	305	—	0.01	3,551	3,551	2,231	—	0.06
As Adjusted Excluding Tradename Amortization	$49,142	$39,096	$24,124	35,600,295	$0.68	$59,163	$34,493	$21,255	37,356,766	$0.57

	Twenty-Six Weeks Ended
	August 4, 2015					August 2, 2016
								Net (Loss)
			Net Income				(Loss)	Income
		Income	Attributable			(Loss)	Income	Attributable
	Income	Before	to Mattress	Diluted		Income	Before	to Mattress	Diluted
	From	Income	Firm Holding	Weighted	Diluted	From	Income	Firm Holding	Weighted	Diluted
	Operations	Taxes	Corp.	Shares	EPS*	Operations	Taxes	Corp.	Shares	EPS*
As Reported	$64,436	$44,137	$27,359	35,584,024	$0.77	$(145,205)	$(193,642)	$(121,362)	37,126,890	$(3.27)
% of sales	5.3%	3.6%	2.2%			-8.0%	-10.6%	-6.7%
Adjustments
Intangible asset impairment charge (1)	—	—	—	—	—	138,726	138,726	86,621		2.32
Acquisition-related costs (2)	11,195	11,195	6,885	—	0.19	54,834	54,834	34,238	—	0.92
Fixed asset impairment charge(3)	735	735	452	—	0.01	14,438	14,438	9,015	—	0.24
ERP system implementation training costs (4)	666	666	409	—	0.01	547	547	342	—	0.01
Secondary offering costs (5)	480	480	480	—	0.01	—	—	—	—	—
Other expenses (6)	116	116	71	—	0.01	5,927	5,927	3,701	—	0.10
Diluted share count adjustment(8)	—	—	—	—	—	—	—	—	189,360	—
Total adjustments	13,192	13,192	8,297	—	0.23	214,472	214,472	133,917	189,360	3.59
As Adjusted	$77,628	$57,329	$35,656	35,584,024	$1.00	$69,267	$20,830	$12,555	37,316,250	$0.34
% of sales	6.3%	4.7%	2.9%			3.8%	1.1%	0.7%
Tradename amortization (7)	991	991	609	—	0.02	8,258	8,258	5,156	—	0.14
As Adjusted Excluding Tradename Amortization	$78,619	$58,320	$36,265	35,584,024	$1.02	$77,525	$29,088	$17,711	37,316,250	$0.48

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

The adjustments for the twenty-six weeks ended August 4, 2015 and August 2, 2016 were tax effected using our annualized effective tax rates as of August 4, 2015 and August 2, 2016 of 38.5% and 37.6%, respectively.

(1)             Reflects approximately $138.7 million of non-cash impairment of tradenames recorded in the twenty-six weeks ended August 2, 2016. We decided in late April 2016 to rebrand all of our stores operating under different brand names to the Mattress Firm brand name.  In conjunction with this decision, we revalued all of our tradename intangible assets and recorded a corresponding non-cash impairment charge to write down these assets to fair value.

(2)             On October 20, 2014, we acquired 100% of the outstanding equity interests in The Sleep Train, Inc., related to the operations of 314 mattress specialty retail stores in California, Oregon, Washington, Nevada, Idaho and Hawaii. On January 6, 2015, we acquired substantially all of the mattress specialty retail assets and operations of Sleep America LLC, which operated approximately 45 Sleep America retail stores in Arizona. On January 13, 2015 we acquired substantially all of the mattress specialty retail assets and operations of Mattress World, Inc., related to the operation of 4 mattress specialty retail stores under the brand Mattress World in Pennsylvania. On November 17, 2015, we acquired the assets and operations of Double J-RD, LLC, including nine mattress specialty retail stores located primarily in East Texas. On February 5, 2016, we acquired 100% of the outstanding equity interests in HMK Mattress Holdings LLC, the holding company of Sleepy’s LLC and related entities, related to the operation of 1,065 mattress specialty retail stores in 17 states in the Northeast, New England, the Mid-Atlantic and Illinois.  Acquisition-related costs, which are included in the “As Reported” results of operations, consist of acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. Acquisition-related costs, consisting of direct transaction costs and integration costs, are included in the results of operations as incurred. We incurred approximately $2.0 million and $23.3 million of acquisition-related costs during the thirteen weeks ended August 4, 2015 and August 2, 2016, respectively. We incurred approximately $11.2 million and $54.8 million of acquisition-related costs during the twenty-six weeks ended August 4, 2015 and August 2, 2016, respectively.

(3)             Reflects approximately $0.7 million and $5.5 million of impairment of store and other fixed assets recorded in the thirteen weeks ended August 4, 2015 and August 2, 2016, respectively. Reflects approximately $0.7 million and $14.4 million of impairment of store and other fixed assets recorded in the twenty-six weeks ended August 4, 2015 and August 2, 2016, respectively.

(4)             Reflects implementation costs included in the results of operations as incurred, consisting primarily of incremental training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the thirteen weeks ended August 2, 2016, we incurred approximately $0.5 million of ERP system implementation training costs. We incurred approximately $0.7 million and $0.5 million of ERP system implementation training costs during the twenty-six weeks ended August 4, 2015 and August 2, 2016, respectively.

(5)             Reflects approximately $0.2 million and $0.5 million for the thirteen and twenty-six weeks ended August 4, 2015, respectively, of costs borne by us in connection with a secondary offering of common stock by certain of our selling shareholders which was completed in April 2015. No offering proceeds were received by the Company.

(6)             Reflects severance expense recorded in the thirteen and twenty-six weeks ended August 4, 2015. Reflects $0.1 million and $2.1 million of severance expense resulting from the beginning of our integration of the Sleepy’s and Mattress Firm’s management structure recorded in the thirteen and twenty-six weeks ended August 2, 2016, respectively. Reflects $2.1 million of early lease termination fees related to the store optimization project recorded in the thirteen and twenty-six weeks ended August 2, 2016, respectively. Reflects $1.5 million of net loss on asset disposals related to the sale-leaseback of certain stores and warehouses acquired in the Sleepy’s acquisition recorded in the thirteen and twenty-six weeks ended August 2, 2016, respectively.

(7)             Reflects the total finite lived tradename intangible asset amortization. The remaining value of the finite lived tradename intangible assets will be amortized over the period of the transition to one nationwide banner.

(8)             Reflects diluted share count adjustment related to the positive position of As Adjusted net income attributable to Mattress Firm Holding Corp.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

Additional Information Regarding the Acquisition by Steinhoff and Where to Find It

Nothing in this press release is a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Mattress Firm Holding Corp. stock. STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) FILED BY STEINHOFF WITH THE SEC AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Stockholders can obtain these documents free of charge from the SEC’s website at http://www.sec.gov, or from the Company upon written request to Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023, telephone number (713) 923-1090 or from the Company’s website, http://ir.mattressfirm.com. Such materials filed by Steinhoff are also available for free at Steinhoff’s website, http://www.steinhoff.com.

About Mattress Firm Holding Corp.

With more than 3,600 company-operated and franchised stores across 49 states, Mattress Firm Holding Corp. (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. More information is available at www.mattressfirm.com. The Company’s website is not part of this release.

Investor Relations Contact:

Scott McKinney

Vice President of Investor Relations

ir@mfrm.com

713-328-3417

Media Contact:

Erica Martinez

emartinez@jacksonspalding.com

214-269-4404

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